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                                                                    EXHIBIT 1.2


                             CONOCO INC. LETTERHEAD



October __, 1998


Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Merrill Lynch World Headquarters
World Financial Center, North Tower
New York, New York 10281-1301

         Re:  Conoco Inc. Reserved Share Program

Ladies and Gentlemen:

                 Reference is made to the U.S. Underwriting Agreement dated October __, 1998 (the "Underwriting Agreement") among Conoco Inc. (the "Company"), E.I. du Pont de Nemours and Company, and the U.S. Underwriters listed in Schedule I and the International Underwriters listed in Schedule II to the Underwriting Agreement. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Underwriting Agreement.

                 As part of the offerings contemplated by the Underwriting Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") hereby agrees to reserve out of the shares of Class A Common Stock, $.01 par value per share ("Shares"), set forth opposite its name on Schedule I to the Underwriting Agreement, up to 3,300,000 Shares for sale to directors and employees of the Company and its subsidiaries outside of the United Kingdom and up to 364,000 Shares for sale in a separate offering to employees of the Company and its subsidiaries in the United Kingdom (all such directors and employees are referred to collectively herein as "Invitees"), as set forth in the Prospectus under the heading "Underwriters" (the "Reserved Share Program"). The Shares to be sold by Merrill Lynch pursuant to the Reserved Share Program (the "Reserved Shares") will be sold by Merrill Lynch pursuant to the Underwriting Agreement at the public offering price. Any Reserved Shares not orally confirmed for purchase by such Invitees by the end of the first business day after the date of the Underwriting Agreement will be offered directly to the public by the Underwriters as set forth in the Prospectus.

                 In order to induce Merrill Lynch to conduct the Reserved Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company contained in the Underwriting Agreement, the Company hereby agrees with Merrill Lynch as follows:

                 1. The Company represents and warrants to Merrill Lynch that (i) the Registration Statement, the Prospectus and any preliminary prospectus comply, and any further amendments or supplements thereto will comply, in all material respects with any applicable laws or regulations of foreign jurisdictions in which the Registration
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Statement, Prospectus or any preliminary prospectus, as amended or supplemented, if applicable, are distributed in connection with the Reserved Share Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Reserved Shares are offered or sold outside the United States in connection with the Reserved Share Program.

                 2. The Company covenants with Merrill Lynch that the Company will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Reserved Shares are offered or sold in connection with the Reserved Share Program.

                 3. In connection with the Reserved Share Program, the Company hereby agrees that it will use its best efforts to ensure that purchasers of Reserved Shares that are required to be restricted by the National Association of Securities Dealers, Inc. (the "NASD") or the NASD rules will be so restricted from the sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. Merrill Lynch will notify the Company as to which persons will need to be so restricted. Upon such notification, the Company will direct the transfer agent to place a stop transfer restriction upon such Reserved Shares held by such persons for the applicable period of time.

                 4. The Company will pay all costs and expenses of the Underwriters, including the reasonable fees and expenses of Merrill Lynch's counsel, foreign and domestic, in connection with matters related to the Reserved Share Program and all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Reserved Share Program.

                 5. The Company agrees to indemnify and hold harmless the Underwriters against any and all loss, liability, claim and damage (including any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of (i) an untrue statement or alleged untrue statement of a material fact contained in the prospectus wrapper material or other material prepared by or with the consent of the Company for distribution in foreign jurisdictions in connection with the Reserved Share Program attached to, or included with, the Prospectus or any preliminary prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, when considered in conjunction with the Prospectus or any applicable preliminary prospectus, not misleading; (ii) the failure of those Invitees purchasing in the Reserved Share Program to pay for and accept delivery of Reserved Shares which, following the effectiveness of the Registration Statement, were the subject of a properly confirmed oral agreement to purchase; and (iii) the violation of any securities laws or regulations of foreign
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jurisdictions or foreign regulatory bodies in connection with any offer and/or sale of Reserved Shares.

                 6. This Agreement is for the benefit of Merrill Lynch and each of the Underwriters and is enforceable to the same extent as if fully set forth in the Underwriting Agreement.

                 7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

                 8. This Agreement may be executed in one or more counterparts and, when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

                                        Very truly yours,

                                        CONOCO INC.


                                        By:  __________________________
                                             Name:
                                             Title:

Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated

By:  __________________________
     Name:
     Title: